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                               BOSE McKINNEY & EVANS
                           135 North Pennsylvania Street
                                  Suite 2700
                            Indianapolis, Indiana 46204




                                    March 25, 1996

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana 46240

     Re:  Duke Realty Investments, Inc.
          PROSPECTUS SUPPLEMENT DATED MARCH 25, 1996

Gentlemen:

   We have acted as counsel to Duke Reality Investments, Inc. (the "Company") with respect to the preparation of a Prospectus Supplement filed with the Securities and Exchange Commission on March 11, 1996, and amended on March 14, 1996, as amended to the date hereof. In connection therewith, you have requested our opinion with respect to the Company's continued qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms used herein have their respective meanings as set forth in the Shelf Registration Statement filed with the Securities and Exchange Commission on August 10, 1994 and the Prospectus Supplement unless otherwise stated. The Company is an Indiana corporation which has qualified as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Code, for each of its taxable years from and including the first taxable year for which it made an election to be taxed as a REIT, and intends to continue to so qualify.

   In rendering the opinion stated below, we have examined and relied, with your consent, upon the following:

     (i)  The Initial Prospectus of the Company, dated September 27,
1993, the Shelf Registration Statement and the Prospectus Supplement, and all amendments thereof to date;

    (ii)  The First Amended and Restated Agreement of Limited
Partnership of the Operating Partnership as amended by a First Amendment and Second Amendment thereto;

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Duke Realty Investments, Inc.
March 25, 1996
Page 2

   (iii)  The Second Amended and Restated Agreement of Limited
Partnership of the Services Partnership;

    (iv) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

   In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership and the Services Partnership at all times will be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's and the Services Partnership's intended activities as described in the Initial Prospectus, the Shelf Registration Statement and the Prospectus Supplement.

   For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated March 25, 1996 provided to us by the Company, the Operating Partnership and the Services Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership and the Services Partnership. Our opinion is further based upon the Company's receipt of a letter ruling from the Internal Revenue Service ("IRS") dated September 30, 1994 which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership.

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Duke Realty Investments, Inc.
March 25, 1996
Page 3

   Based upon and subject to the foregoing, we are of the opinion that assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT, the proposed methods of operation of the Company, the Operating Partnership and the Services
Partnership as described in the Shelf Registration and the Prospectus Supplement and as represented by the Company, the Operating Partnership and the Services Partnership will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years.

   The opinion set forth in this letter represents our conclusion as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinion set forth above represents our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

   We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above.

   We consent to the filing of this opinion with Form 8-K, to the incorporation by reference of this opinion as an exhibit into the Shelf Registration Statement and any registration statement filed under Rule 462(b) relating to the Shelf Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus Supplement.

                                                         Very truly yours,

                                                         Bose McKinney & Evans